Filed Pursuant to Rule 433

Registration Statement No. 333-266487-03

Dated February 26, 2024

Potomac Electric Power Company

$375,000,000 First Mortgage Bonds, 5.200% Series Due 2034

$300,000,000 First Mortgage Bonds, 5.500% Series Due 2054

Pricing Term Sheet

Issuer:	Potomac Electric Power Company	Potomac Electric Power Company
Ratings:*	A2 (Moody’s) / A (S&P) / A (Fitch)	A2 (Moody’s) / A (S&P) / A (Fitch)
Securities:	First Mortgage Bonds	First Mortgage Bonds
Trade Date: Settlement Date**:	February 26, 2024 March 4, 2024 (T+5)	February 26, 2024 March 4, 2024 (T+5)
Principal Amount:	$375,000,000	$300,000,000
Maturity:	March 15, 2034	March 15, 2054
Coupon:	5.200%	5.500%
Benchmark Treasury:	4.000% due February 15, 2034	4.750% due November 15, 2053
Benchmark Treasury Price and Yield:	97-19 / 4.299%	105-19+ / 4.409%
Spread to Benchmark Treasury:	95 basis points	110 basis points
Yield to Maturity:	5.249%	5.509%
Public Offering Price:	99.620%	99.866%
Interest Payment Dates:	March 15 and September 15 of each year, commencing September 15, 2024	March 15 and September 15 of each year, commencing September 15, 2024

Optional Redemption Provisions:

At any time prior to December 15, 2033 (three months prior to the maturity date) (the “Par Call Date”), at a make whole price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the bonds to be redeemed, plus, in each case, accrued and unpaid interest to the redemption date.

At any time on or after the Par Call Date, at 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

At any time prior to September 15, 2053 (six months prior to the maturity date) (the “Par Call Date”), at a make whole price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the bonds to be redeemed, plus, in each case, accrued and unpaid interest to the redemption date.

At any time on or after the Par Call Date, at 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

Filed Pursuant to Rule 433

Registration Statement No. 333-266487-03

Dated February 26, 2024

Issuer:	Potomac Electric Power Company	Potomac Electric Power Company
CUSIP:	737679DH0	737679DJ6
ISIN:	US737679DH05	US737679DJ60
Joint Book Running Managers:	Goldman Sachs & Co. LLC Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Barclays Capital Inc. Wells Fargo Securities, LLC	Goldman Sachs & Co. LLC Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Barclays Capital Inc. Wells Fargo Securities, LLC
Senior Co-Managers:	BNY Mellon Capital Markets, LLC	BNY Mellon Capital Markets, LLC
Co-Managers:	Loop Capital Markets LLC AmeriVet Securities, Inc. Blaylock Van, LLC Multi-Bank Securities, Inc.	Loop Capital Markets LLC AmeriVet Securities, Inc. Blaylock Van, LLC Multi-Bank Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the bonds on or about March 4, 2024, which will be the fifth business day following the date of this term sheet (“T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this term sheet or the next four succeeding business days will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC at 866-471-2526, Scotia Capital (USA) Inc., at 1-800-372-3930 or U.S. Bancorp Investments, Inc. at 1-877-588-2607.